Exhibit 10.2

Odyssey Marine Exploration

Executive Severance Plan

ARTICLE I

Purpose

This Odyssey Marine Exploration Executive Severance Plan has been established by the Company on August 5, 2024 (the "Effective Date") to provide Participants with the opportunity to receive severance benefits in the event of certain terminations of employment. The purpose of the Plan is to attract and retain qualified executives. The Plan is intended to be a top hat welfare benefit plan under ERISA.

Capitalized terms used but not otherwise defined herein have the meanings set forth in ARTICLE II.

ARTICLE II

Definitions

"ACA" has the meaning set forth in Section 4.01(b).

"Accrued Amounts" means: (i) any accrued but unpaid base salary through the date of termination, (ii) any bonus earned but unpaid for the immediately preceding year, (iii) any accrued but unused vacation time, and (iv) unreimbursed business expenses that have been timely submitted and are properly reimbursable in accordance with Company policies.

"Administrator" means the Compensation Committee of the Board or any committee thereof duly authorized by the Board to administer the Plan.

"Applicable Severance Multiplier" means (i) one (1) for any Participant; and (ii) two (2) for a Qualifying Termination within 90 days prior to a Change in Control or at any time within 24 months following a Change in Control.

"Benefit Continuation Period" means for any Participant, the period beginning on the Participant's termination date and ending on the earliest of (i): the end of either (x) the 18-month period following the date on which the Qualifying Termination occurs or (y) the 24-month period if a Qualifying Termination occurs within 90 days prior to a Change in Control or at any time following a Change in Control; (ii) the date on which the Participant receives substantially similar coverage from another employer; and (iii) the date the Participant is no longer eligible to receive COBRA continuation coverage; and

"Board" means the Board of Directors of the Company.

"Cause" means: (i) willfully engaging in misconduct that is materially injurious to the Company; (ii) willful and repeated failure to discharge duties of the Participant's employment by the Company (other than any such failure resulting from incapacity due to physical or mental illness or disability); (iii) conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony or a crime that constitutes a misdemeanor involving moral turpitude; (iv) performance of an illegal act that is materially injurious to the Company while purporting to act on the Company's behalf; (v) conviction of or a plea of guilty or nolo contendere to a crime that constitutes embezzlement, misappropriation, or fraud; or (vi) material breach of the Company's code of ethics or its confidentiality, insider trading or anti-corruption and anti-bribery policies in a manner that is materially injurious to the Company. A termination will not be for “Cause” pursuant to clauses (i), (ii), (iv) or (vi), to the extent such conduct is curable, unless the Company has notified the Participant in writing describing the conduct and prescribing conduct required to cure such conduct and the individual has failed to cure the conduct within ten business days after the individual’s receipt of such written notice. For purposes of this definition of Cause, no act or failure to act on the individual’s part will be considered willful if it is done, or omitted to be done, by the individual in good faith and with a good faith belief that his or her act or omission was in the best interests of the Company.

"Change in Control" shall mean the occurrence of any of the following: (a) one person (or more than one person acting as a group) acquires ownership of stock of the Company that, together with the stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of such corporation; provided that, a Change in Control shall not occur if any person (or more than one person acting as a group) owns more than 50% of the total fair market value or total voting power of the Company's stock and acquires additional stock; (ii) a majority of the members of the Board are replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the Board before the date of appointment or election; or (iv) the sale of all or substantially all of the Company's assets.

Notwithstanding the foregoing, to the extent required to comply with Code Section 409A, a Change in Control shall not occur unless such transaction constitutes a change in the ownership of the Company, a change in effective control of the Company, or a change in the ownership of a substantial portion of the Company's assets under Code Section 409A.

"COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985.

"Code" means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code shall be deemed to include a reference to any regulations promulgated thereunder.

"Company" means Odyssey Marine Exploration, Inc., a Nevada corporation, and any successor thereto.

"Compensation Committee" means the Compensation Committee of the Board.

"Effective Date" has the meaning set forth in ARTICLE I.

"Eligible Employee" means any full-time employee of the Company who is an executive officer. Eligible Employees shall be limited to a select group of management or highly compensated employees within the meaning of Sections 201, 301, and 404 of ERISA.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"Exchange Act" means the Securities and Exchange Act of 1934, as amended.

"Good Reason" means any of the following without the Participant's written consent: (a) a material reduction in the Participant's base salary; (b) a relocation of the Participant's principal place of employment by more than 25 miles; (c) the Company's failure to obtain an agreement from any successor to the Company to assume and agree to perform the obligations under the Plan in the same manner and to the same extent that the Company would be required to perform, except where such assumption occurs by operation of law; (d) a material, adverse change in the Participant's title, authority, duties or responsibilities (other than temporarily while the Participant is physically or mentally incapacitated or as required by applicable law); or (e) a material breach by the Company of any material agreement between the Participant and the Company or its affiliates.

The Participant cannot terminate their employment for Good Reason unless they have provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within 90 days of the initial existence of such grounds and the Company has had at least 30 days from the date on which such notice is provided to cure such circumstances.

"Participant" has the meaning set forth in Section 3.01.

"Person" has the meaning ascribed to it in Section 13(d)(3) of the Exchange Act.

"Plan" means this Odyssey Marine Exploration Executive Severance Plan, as may be amended and/or restated from time to time.

"Pro-Rata Bonus" has the meaning set forth in Section 4.01(c).

"Qualifying Termination" means the termination of a Participant's employment either (a) by the Company without Cause; or (b) by the Participant for Good Reason

"Release" has the meaning set forth in Section 6.01(c).

"Severance" has the meaning set forth in Section 4.01(a).

"Specified Employee Payment Date" has the meaning set forth in Section 9.13(b).

ARTICLE III

Participation
Section 3.01
Participants. The Administrator shall designate and provide written notice to each Eligible Employee chosen by the Administrator to participate in the Plan (each, a "Participant"). Appendix A of the Plan, as it may be updated from time to time by the Administrator, shall at all times contain a current list of Participants.
ARTICLE IV

Severance
Section 4.01
Severance. If a Participant experiences a Qualifying Termination, then, in addition to any Accrued Amounts, subject to ARTICLE VI, the Company will provide the Participant with the following:
(a)
Severance in an amount equal to the product of the Participant's Applicable Severance Multiplier times (i) the Participant's base salary in effect immediately prior to the date of the Qualifying Termination and (ii) an amount equal to the Participant's highest target annual cash bonus in any of the three immediately preceding years of the Qualifying Termination (provided any such bonus amount for these purposes shall not exceed the Participant's base salary in effect at the time of such Qualifying Termination) ("Severance").

Subject to Section 9.13, Severance will be paid in substantially equal installments over 12 months following the Qualifying Termination, payable in accordance with the Company's normal payroll practices, but no less frequently than monthly, which payments in the aggregate are equal to the Severance and which shall begin on the 61st day following the Qualifying Termination; provided that, if such Severance is payable due to a Qualifying Termination within 90 days prior to or within 24 months following a Change in Control, any such Severance shall be paid in a single lump sum payment on the 61st day following such Qualifying Termination;

(b)
During the Participant's Benefit Continuation Period, continued participation for the Participant and their eligible dependents in the Company's group health and life insurance plans, subject to any eligibility requirements under the governing plan terms, at then-existing participation and coverage levels and on terms substantially comparable to the terms in effect from time to time for the Company's senior executives/no less favorable to the Participant than the terms in effect immediately before the Qualifying Termination ("Benefit Continuation"). Benefit Continuation shall be provided concurrently with any health care benefit required under COBRA. Notwithstanding the foregoing, if the Company's providing Benefit Continuation under this Section 4.01(b) would violate the nondiscrimination rules applicable to non-grandfathered plans, or would result in the imposition of penalties under the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010, and the related regulations and guidance promulgated thereunder (the "ACA"), the Company shall reform this Section 4.01(b) in a manner as is necessary to comply with the ACA.
(c)
In addition to any payments that are otherwise due to Participant pursuant to the 2024 Executive Compensation Plan, a prorated annual bonus equal to the product of (i) the annual bonus, if any, that the Participant would have earned for the entire fiscal year in which the Qualifying Termination occurs based on greater of (x) the actual level of achievement of the applicable performance goals for such year or (y) target; and (ii) a fraction, the numerator of which is the number of days the Participant was employed by the Company during the fiscal year in which the Qualifying Termination occurs and the denominator of which is the number of days in such year (a "Pro-Rata Bonus").
ARTICLE V

Equity Awards
Section 5.01
Equity Awards. Notwithstanding the terms of the Company's equity plan or plans under which a Participant's equity awards are granted or any applicable award agreements, if a Participant has a Qualifying Termination, then, subject to Article VI: (a) any unvested proportion of the Participant's outstanding time-based equity awards shall be immediately vested and any restrictions thereon shall lapse, and in the case of stock options and stock appreciation rights, shall be exercisable for the period outlined in the applicable award agreement; and (b) any unvested performance-based equity award shall be deemed achieved and vested at target level.

ARTICLE VI

Conditions
Section 6.01
Conditions A Participant's entitlement to any severance benefits under ARTICLE IV and ARTICLE V will be subject to:
(a)
the Participant experiencing a Qualifying Termination; and
(b)
the Participant executing a release of claims in favor of the Company, its affiliates and their respective officers and directors in a form provided by the Company (the "Release") and such Release becoming effective and irrevocable within 60 days following the Participant's Qualifying Termination, and the Participant’s continued compliance with the terms of the Release; and
(c)
with respect to Benefit Continuation only, the Participant timely and properly electing continuation coverage under COBRA.
ARTICLE VII

Claims Procedures
Section 7.01
Initial Claims. A Participant who believes that they are entitled to a payment under the Plan that has not been received may submit a written claim for benefits to the Plan within 60 days after the Participant's Qualifying Termination. Claims should be addressed and sent to:

Odyssey Marine Exploration

c/o: Chair of Compensation Committee

205 S. Hoover Blvd., Suite 210

Tampa, FL 33609

With copy to (which shall not constitute notice to the Company):

Akerman LLP

401 East Jackson Street, Suite 1700

Tampa, FL 33602

Attention: David M. Doney, Esq.

If the Participant's claim is denied, in whole or in part, the Participant will be furnished with written notice of the denial within 90 days after the Administrator's receipt of the Participant's written claim, unless special circumstances require an extension of time for processing the claim, in which case a period not to exceed 180 days will apply. If such an extension of time is required, written notice of the extension will be furnished to the Participant before the termination of the initial 90-day period and will describe the special circumstances requiring the extension, and the date on which a decision is expected to be rendered. Written notice of the denial of the Participant's claim will contain the following information:

(a)
the specific reason or reasons for the denial of the Participant's claim;
(b)
references to the specific Plan provisions on which the denial of the Participant's claim was based;

(c)
a description of any additional information or material required by the Administrator to reconsider the Participant's claim (to the extent applicable) and an explanation of why such material or information is necessary; and
(d)
a description of the Plan's review procedures and time limits applicable to such procedures, including a statement of the Participant's right to bring a civil action under Section 502(a) of ERISA following a benefit claim denial on review.
Section 7.02
Appeal of Denied Claims. If the Participant's claim is denied and they wish to submit a request for a review of the denied claim, the Participant or their authorized representative must follow the procedures described below:
(a)
Upon receipt of the denied claim, the Participant (or their authorized representative) may file a request for review of the claim in writing with the Administrator. This request for review must be filed no later than 60 days after the Participant has received written notification of the denial.
(b)
The Participant has the right to submit in writing to the Administrator any comments, documents, records or other information relating to their claim for benefits.
(c)
The Participant has the right to be provided with, upon request and free of charge, reasonable access to and copies of all pertinent documents, records and other information that is relevant to their claim for benefits.
(d)
The review of the denied claim will take into account all comments, documents, records and other information that the Participant submitted relating to their claim, without regard to whether such information was submitted or considered in the initial denial of their claim.
Section 7.03
Administrator's Response to Appeal. The Administrator will provide the Participant with written notice of its decision within 60 days after the Administrator's receipt of the Participant's written claim for review. There may be special circumstances which require an extension of this 60-day period. In any such case, the Administrator will notify the Participant in writing within the 60-day period and the final decision will be made no later than 120 days after the Administrator's receipt of the Participant's written claim for review. The Administrator's decision on the Participant's claim for review will be communicated to the Participant in writing and will clearly state:
(a)
the specific reason or reasons for the denial of the Participant's claim;
(b)
reference to the specific Plan provisions on which the denial of the Participant's claim is based;
(c)
a statement that the Participant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, the Plan and all documents, records, and other information relevant to their claim for benefits; and
(d)
a statement describing the Participant's right to bring an action under Section 502(a) of ERISA.

Section 7.04
Exhaustion of Administrative Remedies. The exhaustion of these claims procedures is mandatory for resolving every claim and dispute arising under the Plan. As to such claims and disputes:
(a)
no claimant shall be permitted to commence any legal action to recover benefits or to enforce or clarify rights under the Plan under Section 502 or Section 510 of ERISA or under any other provision of law, whether or not statutory, until these claims procedures have been exhausted in their entirety; and
(b)
in any such legal action, all explicit and implicit determinations by the Administrator (including, but not limited to, determinations as to whether the claim, or a request for a review of a denied claim, was timely filed) shall be afforded the maximum deference permitted by law.

Section 7.05
Arbitration. Subject to Section 7.04, any dispute, controversy or claim arising out of or related to the Plan shall be submitted to and decided by binding arbitration in the state of Florida, County of Hillsborough. Arbitration shall be: administered exclusively by JAMS; conducted before one arbitrator; and consistent with the rules, regulations and requirements thereof as well as any requirements imposed by state law. Any arbitral award determination shall be final and binding.
Section 7.06
Attorney's Fees. The Company and each Participant shall bear their own attorneys' fees incurred in connection with any disputes between them.
ARTICLE VIII

Administration, Amendment and Termination
Section 8.01
Administration. The Administrator has the exclusive right, power and authority, in its sole and absolute discretion, to administer and interpret the Plan. The Administrator has all powers reasonably necessary to carry out its responsibilities under the Plan including (but not limited to) the sole and absolute discretionary authority to:
(a)
administer the Plan according to its terms and to interpret Plan provisions;
(b)
resolve and clarify inconsistencies, ambiguities, and omissions in the Plan and among and between the Plan and other related documents;
(c)
take all actions and make all decisions regarding questions of eligibility and entitlement to benefits, and benefit amounts;
(d)
make, amend, interpret, and enforce all appropriate rules and regulations for the administration of the Plan;
(e)
process and approve or deny all initial claims for benefits; and
(f)
decide or resolve any and all questions, including benefit entitlement determinations and interpretations of the Plan, as may arise in connection with the Plan.

The decision of the Administrator on any disputes arising under the Plan, including (but not limited to) questions of construction, interpretation and administration shall be final, conclusive and binding on all persons having an interest in or under the Plan. Any determination made by the Administrator shall be given deference in the event the determination is subject to judicial review and shall be overturned by a court of law only if it is arbitrary and capricious.

Section 8.02
Amendment and Termination. The Company reserves the right to amend or terminate the Plan at any time, by providing at least 90 days advance written notice to each Participant; provided that no such amendment or termination that has the effect of reducing or diminishing the right of any Participant will be effective without the written consent of such Participant.
ARTICLE IX

General Provisions
Section 9.01
At-Will Employment. The Plan does not alter the status of each Participant as an at-will employee of the Company. Nothing contained herein shall be deemed to give any Participant the right to remain employed by the Company or to interfere with the rights of the Company to terminate the employment of any Participant at any time, with or without Cause.
Section 9.02
Effect on Other Plans, Agreements, and Benefits.
(a)
Any severance benefits payable to a Participant under the Plan will not be counted as compensation for purposes of determining benefits under any other benefit policies or plans of the Company, except to the extent expressly provided therein.
Section 9.03
Mitigation and Offset. If a Participant obtains other employment after a Qualifying Termination, such other employment will not affect the Participant's rights or the Company's obligations under the Plan.
Section 9.04
Severability. The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan. If any provision of the Plan is held by a court of competent jurisdiction to be illegal, invalid, void or unenforceable, such provision shall be deemed modified, amended and narrowed to the extent necessary to render such provision legal, valid, and enforceable, and the other remaining provisions of the Plan shall not be affected but shall remain in full force and effect.
Section 9.05
Headings and Subheadings. Headings and subheadings contained in the Plan are intended solely for convenience and no provision of the Plan is to be construed by reference to the heading or subheading of any section or paragraph.
Section 9.06
Unfunded Obligations. The amounts to be paid to Participants under the Plan are unfunded obligations of the Company. The Company is not required to segregate any monies or other assets from its general funds with respect to these obligations. Participants shall not have any preference or security interest in any assets of the Company other than as a general unsecured creditor.
Section 9.07
Successors. The Plan will be binding upon any successor to the Company, its assets, its businesses or its interest, in the same manner and to the same extent that the Company would be obligated under the Plan if no succession had taken place. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by the Plan, the Company shall require any successor to the Company to expressly and unconditionally assume the Plan in writing and honor the obligations of the Company hereunder, in the same manner and to the same extent that the Company would be required to perform if no succession had taken place. All payments and benefits that become due to a Participant under the Plan will inure to the benefit of his or her heirs, assigns, designees, or legal representatives.
Section 9.08
Transfer and Assignment. Neither a Participant nor any other person shall have any right to sell, assign, transfer, pledge, anticipate or otherwise encumber, transfer, hypothecate or convey any amounts payable under the Plan prior to the date that such amounts are paid, except that, in the case of a Participant's death, such amounts shall be paid to the Participant's beneficiaries.
Section 9.09
Waiver. Any party's failure to enforce any provision or provisions of the Plan will not in any way be construed as a waiver of any such provision or provisions, nor prevent any party from thereafter enforcing each and every other provision of the Plan.
Section 9.10
Governing Law. To the extent not pre-empted by federal law, the Plan shall be construed in accordance with and governed by the laws of Florida without regard to conflicts of law principles. Subject to Section 7.05, any action or proceeding to enforce the provisions of the Plan will be brought only in a state or federal court located in the state of Florida, County of Hillsborough, and each party consents to the venue and jurisdiction of such court. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.
Section 9.11
Clawback. Any amounts payable under the Plan are subject to any policy (whether in existence as of the Effective Date or later adopted) established by the Company providing for clawback or recovery of amounts that were paid to the Participant. The Company will make any determination for clawback or recovery in its sole discretion and in accordance with any applicable law or regulation.
Section 9.12
Withholding. The Company shall have the right to withhold from any amount payable hereunder any Federal, state, and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.
Section 9.13
Section 409A.
(a)
The Plan is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and administered in accordance with Section 409A of the Code. Notwithstanding any other provision of the Plan, payments provided under the Plan may only be made upon an event and in a manner that complies with Section 409A of the Code or an applicable exemption. Any payments under the Plan that may be excluded from Section 409A of the Code either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A of the Code to the maximum extent possible. For purposes of Section 409A of the Code, each installment payment provided under the Plan shall be treated as a separate payment. Any payments to be made under the Plan upon a termination of employment shall only be made upon a "separation from service" under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under the Plan comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by a Participant on account of non-compliance with Section 409A of the Code.

(b)
Notwithstanding any other provision of the Plan, if any payment or benefit provided to a Participant in connection with his or her Qualifying Termination is determined to constitute "nonqualified deferred compensation" within the meaning of Section 409A of the Code and the Participant is determined to be a "specified employee" as defined in Section 409A(a)(2)(b)(i) of the Code, then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the Qualifying Termination or, if earlier, on the Participant's death (the "Specified Employee Payment Date"). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date and interest on such amounts calculated based on the applicable federal rate published by the Internal Revenue Service for the month in which the Participant's separation from service occurs shall be paid to the Participant in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule. Notwithstanding any other provision of the Plan, if any payment or benefit is conditioned on the Participant's execution of a Release/Severance Agreement, the first payment shall include all amounts that would otherwise have been paid to the Participant during the period beginning on the date of the Qualifying Termination and ending on the payment date if no delay had been imposed.
(c)
To the extent required by Section 409A of the Code, each reimbursement or in-kind benefit provided under the Plan shall be provided in accordance with the following: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; and (ii) any right to reimbursements or in-kind benefits under the Plan shall not be subject to liquidation or exchange for another benefit.